EXHIBIT 99.1

May 6, 2008

Media contact:

Katherine Taylor

815-961-7164

WILLIAM R. MCMANAMAN NAMED CHAIRMAN OF AMCORE FINANCIAL, INC.

ROCKFORD — The Board of Directors of AMCORE Financial, Inc. (Nasdaq: AMFI) announced that William R. McManaman, Chief Executive Officer, has been elected Chairman of the Board of Directors of the Company effective May 6, 2008, succeeding Kenneth E. Edge, who announced his retirement at a meeting of the Board held prior to the Company’s Annual Meeting.

The Board of Directors expressed their appreciation for Edge’s many years of service and dedication to AMCORE and unanimously elected McManaman to fill the role as Chairman in addition to his responsibilities as CEO. McManaman was named CEO in February 2008 when Edge, who held the title of Chairman and CEO, announced he would be retiring. “Ken had a 38-year career at AMCORE and I have the utmost respect for him and appreciate all his work for AMCORE over the years,” said McManaman.

McManaman, 61, has been a member of AMCORE’s Board of Directors for the past 11 years. In addition, he had been the Audit Committee’s designated financial expert and relinquished that role when he became CEO. McManaman’s experience includes senior financial and strategic positions, including CFO, at such firms as the Brunswick Corporation, Chicago; Dean Foods, Chicago; First Health, Downers Grove, IL; Aurora Foods, St. Louis, MO; and Ubiquity Brands, Chicago.

“AMCORE has a solid senior management team in place. I trust that my background and experience as a longtime Board member will continue to complement this team as we implement strategies to improve our performance and create greater efficiencies,” says McManaman. “We have a strong foundation here and I believe in our future and the dedication of the people who work here.”

AMCORE Financial, Inc. is headquartered in Northern Illinois and has banking assets of $5.2 billion with 80 locations in Illinois and Wisconsin. AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and wealth management services including trust, brokerage, investment management and comprehensive retirement plan services.

AMCORE common stock is listed on The NASDAQ Stock Market under the symbol AMFI. Further information about AMCORE Financial, Inc. can be found at the Company’s website at www.AMCORE.com.